Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

SUPERNUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per Share (“Common Stock”)	Other(1)	4,000,000	$25.98	$103,920,000	$0.0001476	$15,339
Total Offering Amounts					$103,920,000		$15,339
Total Fee Offsets							$–
Net Fee Due							$15,339

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock, of Supernus Pharmaceuticals, Inc. (the “Registrant”), as may be issued by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares or similar transactions.

(3)	Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the Maximum Aggregate Offering Price and the Amount of Registration Fee based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on June 10, 2024.